Exhibit 99.1

For Immediate Release:

Coast Distribution System Appoints President & Chief Operating Officer

Former President of Coast Distribution System Rejoins Leadership Team

MORGAN HILL, Calif., Sept. 27, 2006 — The Coast Distribution System, Inc. (Amex: CRV - News) announced today Jim Musbach is joining the Company as its President and Chief Operating Officer. Musbach is filling two formerly vacant positions within the company and will be responsible for the strategic and operational leadership of Coast’s sales and marketing efforts.

Musbach, 56, most recently served as Executive Vice President and General Manager of Raytek Corporation, where he directed global operations for their portable products division. While at Raytek, he successfully launched several new products, expanded sales channels and developed sources for contract manufacturing in Asia.

Prior to joining Raytek, Musbach served as President of Coast from 1994 - 1995. During this time, he implemented the strategy of shifting Coast’s product mix toward higher-margin and custom-manufactured private label products, a strategy Coast still employs today.

“We are pleased to welcome Jim back to Coast’s leadership team,” said Thomas R. McGuire, Chairman and CEO of Coast. “Jim’s past experience as President of Coast, along with his experience in growing sales while streamlining operations at other companies, will serve us well as we continue our strategy of introducing new products and growing market share.

“Looking ahead to the second half of the year, Jim will help us navigate several short-term challenges we face from worsening conditions in the RV and marine aftermarket, which have suffered due to global insecurity and high fuel prices over the summer. As expected, and as a contrast to last year, we will not have any volume in the second half of 2006 from Katrina and other hurricane-related recovery demand.

“We also experienced some challenges over the last several months in rolling out new models of our highly-successful Kipor portable generators line. Over the long term, we have numerous opportunities for profitable growth based on our strategic plan. Further, we expect eventual recovery in the RV and marine markets as fuel prices continue to stabilize.”

Before his tenure at Coast, Musbach was Executive Vice President and General Manager for Fremont, Calif.-based Import Parts America, a North America automotive aftermarket importer and distributor with relationships in Asia and Europe. He also served as its Vice President of Sales and Marketing. Musbach holds a B.A. in economics from San Jose State University.

“I am excited for the opportunity to return to Coast,” said Musbach. “I am especially excited to help build our already strong reputation of having one of the widest selections of products in our markets, along with a reputation of delivering quality products at significantly lower prices than our competitors.”

About The Coast Distribution System

The Coast Distribution System, Inc. (http://www.coastdistribution.com ) is a leading supplier of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 14,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

-more-

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward- looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by Amendment No. 1 on Form 10-K/A, and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2005 Annual Report, whether as a result of new information, future events or otherwise.

###

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / mail@lambert-edwards.com

2